Exhibit 4.2

FRIEDMAN INDUSTRIES, INCORPORATED
2016 RESTRICTED STOCK PLAN

(As Adopted June 2, 2016)

FRIEDMAN INDUSTRIES, INCORPORATED
2016 RESTRICTED STOCK PLAN

(As Adopted June 2, 2016)

ARTICLE I ESTABLISHMENT, PURPOSE AND DURATION		1
1.1	Establishment	1
1.2	Purpose of the Plan	1
1.3	Duration of the Plan	1

ARTICLE II DEFINITIONS		1
2.1	“Act of Dishonesty”	1
2.2	“Adoption Date”	1
2.3	“Affiliate”	1
2.4	“Award”	1
2.5	“Award Agreement”	2
2.6	“Board”	2
2.7	“Code”	2
2.8	“Committee”	2
2.9	“Company”	2
2.10	“Compensation Committee”	2
2.11	"Corporate Change”	2
2.12	“Disability”	2
2.13	“Employee”	2
2.14	“Exchange Act”	2
2.15	“Fair Market Value”	2
2.16	“Forfeiture Determination”	3
2.17	“Holder”	3
2.18	“Incumbent Director”	3
2.19	“Minimum Statutory Tax Withholding Obligation”	3
2.20	“Period of Restriction”	4
2.21	“Plan”	4
2.22	“Restricted Stock”	4
2.23	“Restricted Stock Award”	4
2.24	“Section 409A”	4
2.25	“Stock”	4
2.26	“Termination of Employment”	4

ARTICLE III ELIGIBILITY and participation		4
3.1	Eligibility	4
3.2	Participation	4

ARTICLE IV GENERAL PROVISIONS RELATING TO AWARDS		4
4.1	Authority to Grant Awards	4
4.2	Shares that Count Against Limit	4
4.3	Non-Transferability	5
4.4	Requirements of Law	5
4.5	Corporate Changes	5
4.6	Election under Section 83(b) of the Code	7
4.7	Forfeiture for Cause	8
4.8	Forfeiture Events	8

4.9	Recoupment in Restatement Situations	8
4.10	Award Agreements	9
4.11	Issuance of Shares of Stock	9
4.12	Restrictions on Stock Received	9
4.13	Compliance with Section 409A	9
4.14	Source of Shares Deliverable under Awards	9
4.15	Limitations on Vesting of Awards	9

ARTICLE V RESTRICTED Stock AWARDS		9
5.1	Restricted Stock Awards	9
5.2	Restricted Stock Award Agreement	10
5.3	Holder’s Rights as Shareholder	10

ARTICLE VI ADMINISTRATION		10
6.1	Awards	10
6.2	Authority of the Committee	10
6.3	Decisions Binding	11
6.4	No Liability	11

ARTICLE VII AMENDMENT OR TERMINATION OF PLAN OR AWARD AGREEMENT		11
7.1	Amendment, Modification, Suspension and Termination of the Plan	11
7.2	Amendment, Modification, Suspension and Termination of Award Agreement	12
7.3	Awards Previously Granted	12

ARTICLE VIII MISCELLANEOUS		11
8.1	Unfunded Plan/No Establishment of a Trust Fund	11
8.2	No Employment Obligation	11
8.3	Tax Withholding	11
8.4	Gender and Number	12
8.5	Severability	12
8.6	Headings	12
8.7	Other Compensation Plans	12
8.8	Retirement and Welfare Plans	12
8.9	Other Awards	13
8.10	Law Limitations/Governmental Approvals	13
8.11	Delivery of Title	13
8.12	Inability to Obtain Authority	13
8.13	Investment Representations	13
8.14	No Fractional Shares	13
8.15	Interpretation	13
8.16	Governing Law; Venue	13

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FRIEDMAN INDUSTRIES, INCORPORATED
2016 RESTRICTED STOCK PLAN

(As Adopted June 2, 2016)

Article I

ESTABLISHMENT, PURPOSE AND DURATION

1.1     Establishment. The Company hereby establishes an incentive compensation plan, to be known as the “Friedman Industries, Incorporated 2016 Restricted Stock Plan”, as set forth in this document. The Plan permits only the grant of Restricted Stock. The Plan was adopted by the Board on June 2, 2016 (the “Adoption Date”), and shall become effective on the date the Plan is approved by the Company’s shareholders.

1.2     Purpose of the Plan. The Plan is intended to advance the interests of the Company, its Affiliates and its shareholders and promote the long-term growth of the Company by providing Employees with incentives to maximize shareholder value and to otherwise contribute to the success of the Company and its Affiliates, thereby aligning the interests of such individuals with the interests of the Company’s shareholders and providing them additional incentives to continue in their employment with the Company or its Affiliates.

1.3     Duration of the Plan. The Plan shall continue indefinitely until it is terminated pursuant to Section 7.1. The applicable provisions of the Plan will continue in effect with respect to an Award granted under the Plan for as long as such Award remains outstanding.

Article II

DEFINITIONS

Each word and phrase defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.

2.1     “Act of Dishonesty”shall have the meaning ascribed to that term in Section 4.7(a).

2.2     “Adoption Date”shall have the meaning ascribed to that term in Section 1.1.

2.3      “Affiliate” means any corporation, partnership, limited liability company or association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or comparable individuals of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

2.4     “Award” means, individually or collectively, a grant under the Plan of Restricted Stock subject to the terms and provisions of the Plan.

2.5     “Award Agreement” means a written or electronic agreement entered into by the Company and a Award recipient that sets forth the terms and conditions applicable to an Award granted under the Plan.

2.6     “Board” means the Board of Directors of the Company.

2.7     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

2.8     “Committee” means the Compensation Committee. As to Awards that are authorized by the Committee and that are intended to be exempt under Rule 16b-3 of the General Rules and Regulations under the Exchange Act, the requirements of Rule 16b-3(d)(1) of the General Rules and Regulations under the Exchange Act with respect to committee action must also be satisfied.

2.9     “Company” means Friedman Industries, Incorporated, a Texas corporation, or any successor (by reincorporation, merger or otherwise).

2.10     “Compensation Committee” means the Compensation Committee of the Board.

2.11     “Corporate Change” means (a) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization), (b) the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board, (c) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company), (d) the Company is to be dissolved or (e) the Company is a party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Department of Treasury regulations) that is not described in clauses (a), (b), (c) or (d) of this sentence.

2.12     “Disability” means, as determined by the Committee in its discretion exercised in good faith, in the case of an Award that is granted to an Award recipient who is covered by the Company’s long-term disability insurance policy or plan, a physical or mental condition of the Award recipient that would entitle him or her to payment of disability income payments under such long-term disability insurance policy or plan as then in effect, or in the case of an Award that is granted to an Award recipient who is not covered by the Company’s long-term disability insurance policy or plan for whatever reason, or in the event the Company does not maintain such a long-term disability insurance policy or plan, a permanent and total disability as defined in section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Award recipient shall submit to an examination by such physician upon request by the Committee.

2.13     “Employee” means a person employed by the Company or any Affiliate as a common law employee.

2.14     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act.

2.15     “Fair Market Value” of the Stock as of any particular date means,

(a)     if the Stock is traded on a stock exchange,

(i)     and if the Stock is traded on that date, the closing sale price of the Stock on that date; or

(ii)     and if the Stock is not traded on that date, the closing sale price of the Stock on the last trading date immediately preceding that date;

as reported on the principal securities exchange on which the Stock is traded; or

(b)     if the Stock is traded in the over-the-counter market,

(i)     and if the Stock is traded on that date, the average between the high bid and low asked price on that date; or

(ii)     and if the Stock is not traded on that date, the average between the high bid and low asked price on the last trading date immediately preceding that date;

as reported in such over-the-counter market; provided, however, that (x) if the Stock is not so traded, or (y) if, in the discretion of the Committee, another means of determining the fair market value of a share of Stock at such date shall be necessary or advisable, the Committee may provide for another method or means for determining such fair market value, which method or means shall comply with the requirements of a reasonable valuation method as described under Section 409A.

2.16     “Forfeiture Determination” shall have the meaning ascribed to that term in Section 4.7(a).

2.17     “Holder” means a person who has been granted an Award or any person who is entitled to receive shares of Stock under an Award.

2.18     “Incumbent Director” means:

(a)     a member of the Board on the Adoption Date; or

(b)     an individual:

(i)	who becomes a member of the Board after the Adoption Date;

(ii)

whose appointment or election by the Board or nomination for election by the Company’s shareholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and

(iii)	whose initial assumption of service on the Board is not in connection with an actual or threatened election contest.

2.19     “Minimum Statutory Tax Withholding Obligation” means, with respect to an Award, the amount the Company, an Affiliate or other subsidiary is required to withhold for federal, state, local and foreign taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.

2.20     “Period of Restriction” means the period during which Restricted Stock is subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article V.

2.21     “Plan” means the Friedman Industries, Incorporated 2016 Restricted Stock Plan, as set forth in this document as it may be amended from time to time.

2.22     “Restricted Stock” means shares of restricted Stock issued or granted under the Plan pursuant to Article V.

2.23     “Restricted Stock Award” means an authorization by the Committee to issue or transfer Restricted Stock to an Award recipient.

2.24     “Section 409A” means section 409A of the Code and the regulations and other guidance promulgated by the United States Department of Treasury or the United States Internal Revenue Service under section 409A of the Code, or any successor statute.

2.25     “Stock” means the common stock of the Company, $1.00 par value per share (or such other par value as may be designated by act of the Company’s shareholders).

2.26     “Termination of Employment” means the termination of the Award recipient’s employment relationship with the Company and all Affiliates as determined by the Committee.

Article III

ELIGIBILITY and participation

3.1     Eligibility. The persons who are eligible to receive Awards under the Plan are Employees.

3.2     Participation. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the eligible persons to whom Awards will be granted and shall determine the nature and amount of each Award.

Article IV

GENERAL PROVISIONS RELATING TO AWARDS

4.1     Authority to Grant Awards. The Committee may grant Awards to those Employees as the Committee shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of shares of Stock to be covered by any Award to be granted under the Plan shall be as determined by the Committee in its sole discretion. The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 500,000.

4.2     Shares that Count Against Limit.

(a)     If shares of Stock are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such shares of Stock will count against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan.

(b)     To the extent that any portion of an outstanding Award terminates or expires, or is forfeited or cancelled, for any reason, the shares of Stock allocable to such portion of the Award will immediately become available to be issued pursuant to an Award granted under the Plan.

(c)     The maximum number of shares of Stock available for issuance under the Plan shall not be reduced to reflect any dividends that are reinvested into additional shares of Stock or credited as additional Restricted Stock.

4.3     Non-Transferability. Except as specified in the applicable Award Agreement or in a domestic relations court order, no Award may be transferred, sold, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law, for consideration or otherwise) or be subject to execution, attachment or similar process, other than by will or under the laws of descent and distribution. Any attempted transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition of an Award in violation of this Section 4.3 shall be null and void. In the discretion of the Committee, any attempt to transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award.

4.4     Requirements of Law. The Company shall not be required to issue any shares of Stock under any Award if issuing those shares of Stock would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, the Company shall not be required to issue any shares of Stock unless the Committee has received evidence satisfactory to it to the effect that the Holder will not transfer the shares of Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any shares of Stock covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the shares of Stock issuable pursuant to any Award are not registered, the Company may imprint on the certificate evidencing the shares of Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law, or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause or enable the issuance of shares of Stock hereunder, to comply with any law or regulation of any governmental authority.

4.5     Corporate Changes.

(a)     The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Stock or Stock rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)     If the Company shall effect a subdivision or consolidation of Stock or other capital readjustment, the payment of a Stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation therefor in money, services or property, then (i) the number, class or series of shares of Stock subject to outstanding Awards under the Plan shall be appropriately adjusted in such a manner as to entitle a Holder to receive upon vesting of an Award the equivalent total number and class or series of shares of Stock the Holder would have received had the Award vested in full immediately prior to the event requiring the adjustment, and (ii) the number and class or series of shares of Stock then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class or series of shares of Stock then reserved, that number and class or series of shares of Stock that would have been received by the owner of an equal number of outstanding shares of Stock of each class or series of Stock as the result of the event requiring the adjustment.

(c)     If while an unvested Award remains outstanding under the Plan a Corporate Change occurs, then there shall be no change in such Award and no acceleration of the time at which such Award will vest unless (i) the applicable Award Agreement or another agreement between the Holder and the Company otherwise provides or (ii) the Committee effectuates, in its sole and absolute discretion without the consent or approval of the Holder, one or more of the alternatives described paragraphs (1), (2), (3) or (4) immediately below no later than ten days after the approval by the shareholders of the Company of such Corporate Change (or approval by the Board if approval by the shareholders of the Company of such Corporate Change is not required), which alternatives may vary among individual Holders and which may also vary among Awards held by any individual Holder:

(1)     with respect to all or selected Holders, have some or all of their then outstanding unvested Awards assumed or have a new award of a similar nature substituted for some or all of their then outstanding Awards under the Plan by an entity which is a party to the transaction resulting in such Corporate Change and which is then employing such Holder or which is affiliated or associated with such Holder in the same or a substantially similar manner as the Company prior to the Corporate Change, or a parent or subsidiary of such entity, provided that (A) such assumption or substitution is on a basis where the aggregate fair market value of the stock subject to the Award immediately after the assumption or substitution is equal to the aggregate fair market value of all Stock subject to the Award immediately before such assumption or substitution, and (B) the assumed rights under such existing Award or the substituted rights under such new Award, as the case may be, will have the same terms and conditions as the rights under the existing Award assumed or substituted for, as the case may be;

(2)     provide that the number and class or series of Stock covered by an unvested Award theretofore granted shall be adjusted so that such Award when vested shall thereafter cover the number and class or series of Stock or other securities or property (including cash) to which the Holder would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the Holder had been the vested holder of record of the number of shares of Stock then covered by such Award;

(3)     make such other adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Corporate Change; or

(4)     make no adjustments to Awards, if the Committee determines in its sole and absolute discretion that no such adjustment is necessary to reflect such Corporate Change).

In effecting one or more of the alternatives set out in paragraphs (1), (2), (3) or (4) immediately above, and except as otherwise may be provided in an Award Agreement, the Committee, in its sole and absolute discretion and without the consent or approval of any Holder, may accelerate the time at which some or all Awards then outstanding will vest.

Notwithstanding the prior provisions of this Section 4.5(c), with respect to a reincorporation merger in which holders of the Company’s ordinary shares will receive one ordinary share of the successor corporation for each ordinary share of the Company, none of the provisions set forth above shall apply and, without Committee action, each Award shall automatically convert into a similar award of the successor corporation for the same number of ordinary shares of the successor as the number of ordinary shares of the Company that were subject to the Award.

Any adjustment effected by the Committee under Section 4.5 shall be designed to provide the Holder with the intrinsic value of his or her Award, as determined prior to the Corporate Change, or, if applicable, equalize the Fair Market Value of the shares of stock covered by the Award before and after the Corporate Change.

(d)     In the event of changes in the outstanding Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 4.5, any outstanding Award and any Award Agreement evidencing such Award shall be subject to adjustment by the Committee in its sole and absolute discretion as to the number of shares of Stock or other consideration subject to such Award. In the event of any such change in the outstanding Stock, the aggregate number of shares of Stock available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.

(e)     After a merger of one or more corporations into the Company in which the Company shall be the surviving corporation, each Holder shall be entitled to have his or her Restricted Stock appropriately adjusted based on the manner in which the shares of Stock were adjusted under the terms of the agreement of merger or consolidation.

(f)     The issuance by the Company of stock of any class or series, or securities convertible into or exchangeable for stock of any class or series, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion or exchange of stock or obligations of the Company convertible into or exchangeable for stock or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number or class or series of shares of Stock then subject to outstanding Awards.

4.6     Election under Section 83(b) of the Code. No Holder shall exercise the election permitted under section 83(b) of the Code with respect to any Award without the prior written approval of the principal financial officer of the Company. Any Holder who makes an election under section 83(b) of the Code with respect to any Award without the prior written approval of the principal financial officer of the Company may, in the discretion of the Committee, forfeit any or all Awards granted to him or her under the Plan.

4.7     Forfeiture for Cause.

(a)     Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, if a determination is made as provided in Section 4.7(b) (a “Forfeiture Determination”) that (i) an Award recipient, before or after the termination of such individual’s employment with the Company and all Affiliates, (A) committed fraud, embezzlement, theft, felony or an Act of Dishonesty in the course of his or her employment by the Company or an Affiliate, (B) knowingly caused or assisted in causing the publicly released financial statements of the Company to be misstated or the Company or a subsidiary of the Company to engage in criminal misconduct, (C) disclosed trade secrets of the Company or an Affiliate or (D) violated the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Award recipient is a party, and (ii) in the case of the actions described in clauses (A), (C) and (D), such action materially and adversely affected the Company, then, at or after the time such Forfeiture Determination is made the Board in good faith, as a fair and equitable forfeiture to reflect the harm done to the Company and a reduction of the benefit bestowed on the Award recipient had the facts existing at the time the benefit was bestowed that led to the Forfeiture Determination been known to the Company at the time the benefit was bestowed, may determine that some or all of (x) the Holder’s rights to shares of the Stock covered by an Award (including vested rights and rights that have not yet vested), (y) the dividends that have been paid with respect to shares of Stock covered by the Award and (z) the shares of the Stock received as a result of the Holder’s grant, receipt or holding of the Award and the proceeds realized with respect to any shares of Stock received as a result of the Holder’s holding of the Award, will be forfeited to the Company on such terms as determined by the Board. For purposes of this Section 4.7, an “Act of Dishonesty” shall require a material breach by the Award recipient of his or her duties, obligations or undertakings owed to or on behalf of the Company and its Affiliates, as determined by the Board. In determining whether a matter materially and adversely affects the Company, the Board shall be entitled to consider all relevant factors and exercise business judgment in making such determination, including but not limited to the financial consequences, adverse reputational consequences or legal consequences to the Company or its Affiliates, individually or taken as a whole, as a result of such action.

(b)     A Forfeiture Determination for purposes of Section 4.7(a) shall be made by a majority vote of the Board. The findings and decision of the Board with respect to a Forfeiture Determination made, including those regarding the acts of the Award recipient and the damage done to the Company, will be final for all purposes absent a showing by clear and convincing evidence of manifest error by, or a lack of good faith on the part of, the Board. No decision of the Board, however, will affect the finality of the discharge of the Award recipient by the Company or an Affiliate.

4.8     Forfeiture Events. Without limiting the applicability of Section 4.7 or Section 4.9, the Committee may specify in an Award Agreement that the Award recipient’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination of Employment for cause, Termination of Employment for any other reason, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Award recipient or other conduct by the Award recipient that is detrimental to the business or reputation of the Company and its Affiliates.

4.9     Recoupment in Restatement Situations. Without limiting the applicability of Section 4.7 or Section 4.8, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, any current or former Holder who was a current or former executive officer of the Company or an Affiliate shall forfeit and must repay to the Company any compensation awarded under the Plan to the extent specified in any of the Company’s recoupment policies established or amended (now or in the future) in compliance with the rules and standards of the Securities and Exchange Commission under or in connection with Section 10D of the Exchange Act.

4.10     Award Agreements. Each Award shall be embodied in a written or electronic Award Agreement that shall be subject to the terms and conditions of the Plan. The Award Agreement shall be signed by or delivered on behalf of an authorized executive officer of the Company, other than the Award recipient, on behalf of the Company, and may be signed or acknowledged by the Award recipient to the extent required by the Committee. The Award Agreement may specify the effect of a Corporate Change on the Award. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan. An Award Agreement may be altered, amended, modified or suspended as provided in Section 7.2. An Award Agreement may be terminated as provided in Section 7.2 and elsewhere in the Plan including Sections 4.7, 4.8 and 4.9.

4.11     Issuance of Shares of Stock. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.

4.12     Restrictions on Stock Received. The Committee may impose such conditions and restrictions on any shares of Stock issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Award recipient hold the shares of Stock for a specified period of time.

4.13     Compliance with Section 409A. The Plan and each Award Agreement under the Plan is intended to be exempt from the requirements of Section 409A. Awards may not be deferred in any manner if such deferral is subject to or must comply with the requirements of Section 409A.

4.14     Source of Shares Deliverable under Awards. Any shares of Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares of Stock or of treasury shares of Stock.

4.15     Limitations on Vesting of Awards.

(a)     Unless the applicable Award Agreement specifies otherwise, an Award shall not continue to vest after the Termination of Employment of the Award recipient for any reason.

(b)     An Award granted under the Plan must include a minimum vesting period of at least one (1) year, provided, however, that an Award may provide that the Award will vest before the completion of such one (1)-year period upon the death or Disability of the original grantee of the Award or a Corporate Change.

Article V

RESTRICTED Stock AWARDS

5.1     Restricted Stock Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may make Awards of Restricted Stock under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. The amount of and the vesting, transferability and forfeiture restrictions applicable to any Restricted Stock Award shall be determined by the Committee in its sole discretion, and may include vesting provisions based on the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion. If the Committee imposes vesting, transferability and forfeiture restrictions on a Holder’s rights with respect to Restricted Stock, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause the certificate for shares of Stock issued pursuant to a Restricted Stock Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law.

5.2     Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that contains any vesting, transferability and forfeiture restrictions and other provisions not inconsistent with the Plan as the Committee may specify.

5.3     Holder’s Rights as Shareholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Stock Award shall have all the rights of a shareholder with respect to the shares of Restricted Stock included in the Restricted Stock Award during the Period of Restriction established for the Restricted Stock Award. Dividends paid with respect to Restricted Stock in cash or property other than shares of Stock or rights to acquire shares of Stock shall be paid to the recipient of the Restricted Stock Award currently. Dividends paid in shares of Stock or rights to acquire shares of Stock shall be added to and become a part of the Restricted Stock. During the Period of Restriction, certificates representing the Restricted Stock shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Stock, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer or agent of the Company as may be designated by the Committee, together with all stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock which shall be forfeited in accordance with the Plan and the applicable Award Agreement.

Article VI

ADMINISTRATION

6.1     Awards. The Plan shall be administered by the Committee or, in the absence of the Committee the Plan shall be administered by the Board. The members of the Committee (that is not itself the Board) shall serve at the discretion of the Board. The Committee shall have full and exclusive power and authority to administer the Plan and to take all actions that the Plan expressly contemplates or are necessary or appropriate in connection with the administration of the Plan with respect to Awards granted under the Plan.

6.2     Authority of the Committee.

(a)     The Committee shall have full and exclusive power to interpret and apply the terms and provisions of the Plan and Awards made under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business relating to the Plan or Awards made under the Plan, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his or her own part, including the exercise of any power or discretion given to him or her under the Plan, except those resulting from his or her own willful misconduct. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including the rights, powers and authorities to: (i) determine the persons to whom and the time or times at which Awards will be made; (ii) determine the number of shares of Stock covered in each Award subject to the terms and provisions of the Plan; (iii) determine the terms, provisions and conditions of each Award, which need not be identical; (iv) accelerate the time at which any outstanding Award will vest; (v) prescribe, amend and rescind rules and regulations relating to administration of the Plan; and (vi) make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.

(b)     The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to an Award recipient in the manner and to the extent the Committee deems necessary or desirable to further the Plan's objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan.

(c)     The Committee may employ attorneys, consultants, accountants, agents and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers shall be entitled to rely upon the advice, opinions or valuations of any such person. As permitted by law and the terms and provisions of the Plan, the Committee may delegate to one or more of its members or to one or more officers of the Company or its Affiliates or other Employees or to one or more agents or advisors such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

6.3     Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its shareholders, Holders and the estates and beneficiaries of Holders.

6.4     No Liability. Under no circumstances shall the Company, its Affiliates, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, the Committee’s or the Board’s roles in connection with the Plan.

Article VII

AMENDMENT OR TERMINATION OF PLAN OR AWARD AGREEMENT

7.1     Amendment, Modification, Suspension and Termination of the Plan. Subject to Section 7.3, the Board may, at any time and from time to time, alter, amend, modify, suspend or terminate the Plan, provided, however, no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law or stock exchange rules.

7.2     Amendment, Modification, Suspension and Termination of Award Agreement. Subject to Section 7.3, the Committee may, in its discretion and at any time and from time to time, alter, amend, modify, suspend or terminate any Award Agreement in whole or in part in any manner that it deems appropriate and that is consistent with the terms of the Plan or necessary to implement the requirements of the Plan.

7.3     Awards Previously Granted. Except as expressly provided otherwise under the Plan (including Sections 4.7, 4.8 and 4.9), no alteration, amendment, modification, suspension or termination of the Plan or an Award Agreement shall adversely affect in any material manner any Award previously granted under the Plan, without the written consent of the Holder holding such Award.

Article VIII

MISCELLANEOUS

8.1     Unfunded Plan/No Establishment of a Trust Fund. Holders shall have no right, title or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

8.2     No Employment Obligation. The granting of any Award shall not constitute an employment or service contract, express or implied, and shall not impose upon the Company or any Affiliate any obligation to employ or continue to employ, or to utilize or continue to utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to such person, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Holder’s employment or service relationship at any time or for any reason not prohibited by law.

8.3     Tax Withholding.

(a)     The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state, local or foreign tax law to be withheld with respect to the vesting of an Award or lapse of restrictions on an Award. In the alternative, the Company may require the Holder to pay such sums for taxes directly to the Company or any Affiliate in cash or by check within one day after the date of vesting or lapse of restrictions.

(b)     The Committee may, in its discretion, permit a Holder to satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting of an Award by delivering to the Holder a reduced number of shares of Stock in the manner specified herein. If permitted by the Committee and acceptable to the Holder, at the time of the vesting of an Award with respect to which the Company or an Affiliate has a tax withholding obligation the Company or the Affiliate may (a) calculate the amount of the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation on the assumption that all such shares of Stock vested under the Award are made available for delivery, (b) reduce the number of such shares of Stock made available for delivery so that the Fair Market Value of the shares of Stock withheld on the date of the event giving rise to the withholding obligation approximates the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation and (c) in lieu of the withheld shares of Stock, remit cash to the United States Treasury or other applicable governmental authorities, on behalf of the Holder, in the amount of the Minimum Statutory Tax Withholding Obligation. The Company shall withhold only whole shares of Stock to satisfy its Minimum Statutory Tax Withholding Obligation. Where the Fair Market Value of the withheld shares of Stock does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold shares of Stock with a Fair Market Value less than the amount of the Minimum Statutory Tax Withholding Obligation and the Holder must satisfy the remaining minimum withholding obligation in some other manner permitted under this Section 8.3. The withheld shares of Stock not made available for delivery by the Company shall be retained as treasury shares or will be cancelled and the Holder’s right, title and interest in such shares of Stock shall terminate.

(c)     The Company shall have no obligation upon vesting of any Award or lapse of restrictions on an Award or other event requiring payment until the Company or an Affiliate has received payment from the Holder sufficient to cover the Minimum Statutory Tax Withholding Obligation of the Holder with respect to that vesting, lapse of restrictions or other event. Neither the Company nor any Affiliate shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.

8.4     Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

8.5     Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.6     Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.

8.7     Other Compensation Plans. The adoption of the Plan shall not affect any other incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees.

8.8     Retirement and Welfare Plans. Neither Awards made under the Plan nor shares of Stock paid pursuant to such Awards, may be included as “compensation” for purposes of computing the benefits payable to any person under the Company’s or any Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a participant’s benefit.

8.9     Other Awards. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.

8.10     Law Limitations/Governmental Approvals. The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.11     Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for shares of Stock issued under the Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

8.12     Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue such shares of Stock as to which such requisite authority shall not have been obtained.

8.13     Investment Representations. The Committee may require any person receiving Stock pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the shares of Stock for investment and without any present intention to sell or distribute such Stock.

8.14     No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, additional Awards or other property shall be issued or paid in lieu of fractional shares of Stock or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

8.15     Interpretation. The term “including” means “including without limitation”. The term “or” means “and/or” unless clearly indicated otherwise. The term “vest” includes the lapse of restrictions on Awards, including Forfeiture Restrictions. Reference herein to an “Article” or a “Section” shall be to an article or a section of the Plan unless indicated otherwise.

8.16     Governing Law; Venue. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the sole and exclusive jurisdiction and venue of the federal or state courts of the State of Texas to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.